EXHIBIT 99.1
FOR IMMEDIATE RELEASE	CONTACT: Sandy Pfaff
415-459-8800
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS SOLID SECOND QUARTER EARNINGS
DISCIPLINED ACQUISITION APPROACH AND STRONG DEPOSIT GROWTH DRIVES POSITIVE RESULTS

NOVATO, CA, July 25, 2011 – Bank of Marin Bancorp (“Bancorp”, NASDAQ: BMRC) announced second quarter 2011 earnings of $3.4 million, up 3% from $3.3 million in the second quarter of 2010. Diluted earnings per share were $0.64, up $0.01 from the same quarter a year ago. Earnings for the six-month period ended June 30, 2011 totaled $7.9 million, up 26% from $6.3 million in the same period a year ago. Diluted earnings per share (EPS) for the six-month period ended June 30, 2011 totaled $1.48, up $0.29 from $1.19 for the same period a year ago. Earnings for the first half of 2011 include the impact of the FDIC1-assisted acquisition of certain assets and the assumption of certain liabilities of the former Charter Oak Bank on February 18, 2011 (the “Acquisition”).

“Our earnings reflect the positive impact of the recently acquired Charter Oak portfolio, as well as certain one-time Acquisition related costs. We expect the uncharacteristic fluctuations related to the accounting for the acquired loan portfolio to be reduced over the next several quarters," said Russell A. Colombo, President and CEO. "In June we successfully completed the conversion and integration of our Napa operations, and are very pleased with our results to date.”

Bancorp also provided the following highlights on its operating and financial performance for the second quarter of 2011:

•
Accretion on purchased non-credit impaired loans recorded to interest income totaled $887 thousand and $1.3 million in the second and first quarter of 2011, respectively. The current level of accretion is expected to continue to decline. Non-recurring pre-tax Acquisition-related third-party costs totaled $642 thousand (7 cents of EPS) in the second quarter of 2011 and $348 thousand (4 cents of EPS) in the first quarter of 2011.

•
Total deposits grew $139.7 million or 14.0%, over a year ago, with non-interest bearing deposits growing $88.7 million or 34.4%. The increase reflects the impact of the assumption of $93.9 million of deposits at fair value of the former Charter Oak Bank, as well as growth in other markets, partly offset by decreases in CDARS® time deposits and the disposition of the internet time deposits assumed as part of the Acquisition.

•
The tax equivalent net interest margin totaled 5.51% in the second quarter of 2011, up from 5.01% in the same quarter a year ago, and 5.44% last quarter, reflecting the impact of accounting for acquired loans.

•	Loans grew $47.3 million, or 5.0%, over a year ago, including loans purchased as part of the Acquisition.

•
Credit quality remains solid with non-performing loans at 0.88% of loans, down from 1.15% a year ago, and 0.92% at March 31, 2011. Accruing loans past due 30 to 89 days decreased from $3.7 million a year ago and $21.9 million at March 31, 2011 to $763 thousand at June 30, 2011. Results also include a $2.0 million higher loan loss provision from the prior quarter, primarily relating to the charge-offs of four non-performing loans, and to a lesser extent, newly identified specific reserves on certain acquired loans.

•	In a conscious effort to deploy excess liquidity, Bancorp grew the investment securities portfolio by $59.3 million (primarily securities of U.S. Government agencies) in the second quarter of 2011.

__________________________
1 Federal Deposit Insurance Corporation

Loans and Credit Quality

Total loans reached $986.6 million at June 30, 2011, representing an increase of $47.3 million, or 5.0%, over a year ago, and an increase of $7.7 million or 0.8% from March 31, 2011. The increase from the same quarter a year ago largely reflects $61.8 million of loans purchased at fair value without loss share as part of the Acquisition, partially offset by a decreased emphasis on certain product lines, including construction lending, as well as payoffs due to the successful resolution of several high credit risk loans.

"We experienced modest loan growth this quarter which was in line with our expectations based on current market demand, and a conscious effort to de-emphasize certain product lines," said Christina Cook, Chief Financial Officer. "Our credit quality continues to be healthy as a result of our disciplined lending practices and strong relationships with our customers."

Non-performing loans decreased to $8.7 million or 0.88% of Bancorp’s loan portfolio at June 30, 2011, from $10.8 million or 1.15% a year ago and $9.0 million, or 0.92% at March 31, 2011. Accruing loans past due 30 to 89 days decreased from $3.7 million a year ago and $21.9 million at March 31, 2011 to $763 thousand at June 30, 2011. The decrease in past due loans from last quarter relates to $21.1 million of past due loans that have become current or paid off.

Non-performing loans exclude purchased credit-impaired (“PCI”) loans, unless such loans experience credit quality deterioration post Acquisition. PCI loans totaled $7.2 million at June 30th, 2011 (excluding loans totaling $701 thousand that have experienced credit deterioration post Acquisition),  compared to PCI loans of $9.2 million at March 31, 2011. These loans were reflected at fair value as of the Acquisition date, and are excluded from the non-performing designation as their accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Bancorp’s loan loss provision totaled $3.0 million in the second quarter of 2011, an increase of $1.7 million from the same quarter a year ago, and an increase of $2.0 million from the first quarter of 2011. The provision for loan losses totaled $4.1 million and $2.9 million in the first half of 2011 and 2010, respectively. Net charge-offs in the second quarter of 2011 totaled $2.1 million compared to $225 thousand in the same quarter a year ago, and $372 thousand in the prior quarter. The increase to the provision for loan losses and net charge-offs primarily reflects the write-off of two unsecured commercial loans, as well as declines in the values of real estate collateral securing one problem commercial loan and one problem construction loan. These loans were part of Bancorp’s originated loan portfolio. The allowance for loan losses of $13.9 million totaled 1.41% of loans at June 30, 2011, compared to 1.25% and 1.34% at June 30, 2010 and March 31, 2011, respectively. The increases in the allowance for loan losses as a percentage of loans from both a year ago and a quarter ago reflect  newly identified specific reserves on certain acquired loans.

Deposits

Total deposits grew $139.7 million, or 14%, over a year ago to $1.1 billion. The higher level of deposits reflects growth in most deposit categories, except for CDARS® time deposits which decreased $49.8 million. Demand deposits comprised 30.4% of total deposits at June 30, 2011, compared to 25.8% a year ago. In addition, Management has strategically allowed the $9.0 million internet deposits assumed as part of the Acquisition to run off.

"Our deposit growth continues to be very strong, driven by our successful Acquisition of Charter Oak Bank in Napa and our expansion into new markets," said Russell A. Colombo. "We have also experienced significant deposit increases in our core markets, which is a testament to the confidence our customers have in us."

Earnings

Net interest income of $17.0 million in the quarter ended June 30, 2011 increased $3.2 million, or 23.6%, from the same period last year, and increased $1.1 million, or 7.1%, from the prior quarter.  The net interest income for the first half of 2011 totaled $32.9 million, representing an increase of $6.0 million, or 22.3% from the same period last year. The increases primarily reflect the Acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits. The tax-equivalent net interest margin was 5.51% in the second quarter of 2011, compared to 5.01% in the same quarter last year and 5.44% in the first quarter of 2011. The tax-equivalent net interest margin was 5.48% in the first half of 2011 compared to 5.00% in the first half of 2010.

The acquired non-credit impaired loans were initially measured and recorded at their estimated fair values at Acquisition date and are being accreted back to their unpaid principal balances over the remaining lives of the loans through interest income. Excluding accretion, one-time third-party Acquisition-related costs, allocated overhead, allocated cost of funds and bargain purchase gain, the acquired operations of the former Charter Oak Bank contributed approximately $618 thousand, after tax, to Bancorp’s earnings in the first half of 2011.

Non-interest income in the second quarter of 2011 totaled $1.6 million and remained relatively unchanged from the same period last year and from the prior quarter. Non-interest income for the first half of 2011 totaled $3.2 million, an increase of $326 thousand, or 11% from the first half of 2010. The increase relates to the pre-tax bargain purchase gain of $146 thousand from the Acquisition and higher Wealth Management and Trust Services fees.

Non-interest expense totaled $10.0 million in the second quarter of 2011, an increase of $1.4 million, or 16.4%, from the same quarter a year ago and increased $868 thousand, or 9.5%, from the prior quarter. Non-interest expense totaled $19.1 million and $16.8 million in the first half of 2011 and 2010, respectively, representing a 13.8% increase. The increases primarily reflect higher personnel costs associated with franchise expansion, as well as data processing costs associated with the Acquisition.  Bancorp incurred one-time Acquisition-related third-party costs of approximately $642 thousand in the second quarter of 2011 and $348 thousand in the first quarter of 2011. Bancorp does not expect to incur significant one-time Acquisition-related third-party costs going forward.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets total $1.3 billion. Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the largest community bank in Marin County with seventeen offices in Marin, San Francisco, Napa and Sonoma counties. The Bank's Administrative offices are located in Novato, California. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting the local community. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index, is recognized as a Top 200 Community Bank, ranked number 43 in the U.S. by US Banker Magazine, and has received the highest five star rating from Bauer Financial for more than ten years (www.bauerfinancial.com). Celebrating its 21st anniversary in 2011, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, estimated fair values related to the assets acquired and liabilities assumed of the former Charter Oak Bank, general economic conditions, the  economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
June 30, 2011

(dollars in thousands, except per share data; unaudited)

SECOND QUARTER	QTD 2011	QTD 2010	CHANGE	% CHANGE

NET INCOME	$3,439	$3,338	$101	3.0%
DILUTED EARNINGS PER COMMON SHARE	$0.64	$0.63	$0.01	1.6%
RETURN ON AVERAGE ASSETS (ROA)	1.04%	1.14%	(0.10%)	(8.8%)
RETURN ON AVERAGE EQUITY (ROE)	10.78%	11.71%	(0.93%)	(7.9%)
EFFICIENCY RATIO	53.80%	56.29%	(2.49%)	(4.4%)
TAX-EQUIVALENT NET INTEREST MARGIN 1	5.51%	5.01%	0.50%	10.0%
NET CHARGE-OFFS	$2,149	$225	$1,924	855.1%
NET CHARGE-OFFS TO AVERAGE LOANS	0.22%	0.02%	0.20%	1000.0%

YEAR-TO-DATE	YTD 2011	YTD 2010	CHANGE	% CHANGE

NET INCOME	$7,948	$6,285	$1,663	26.5%
DILUTED EARNINGS PER COMMON SHARE	$1.48	$1.19	$0.29	24.4%
RETURN ON AVERAGE ASSETS (ROA)	1.23%	1.09%	0.14%	12.8%
RETURN ON AVERAGE EQUITY (ROE)	12.72%	11.24%	1.48%	13.2%
EFFICIENCY RATIO	53.04%	56.54%	(3.50%)	(6.2%)
TAX-EQUIVALENT NET INTEREST MARGIN 1	5.48%	5.00%	0.48%	9.6%
NET CHARGE-OFFS	$2,522	$1,745	$777	44.5%
NET CHARGE-OFFS TO AVERAGE LOANS	0.26%	0.19%	0.07%	36.8%

AT PERIOD END	June 30, 2011	June 30, 2010	CHANGE	% CHANGE

TOTAL ASSETS	$1,337,393	$1,185,536	$151,857	12.8%

LOANS:
COMMERCIAL	$177,255	$164,711	$12,544	7.6%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$164,990	$152,504	$12,486	8.2%
COMMERCIAL INVESTOR-OWNED	$390,549	$347,436	$43,113	12.4%
CONSTRUCTION	$66,504	$88,358	$(21,854)	(24.7%)
HOME EQUITY	$95,212	$87,947	$7,265	8.3%
OTHER RESIDENTIAL	$66,886	$70,719	$(3,833)	(5.4%)
INSTALLMENT AND OTHER CONSUMER LOANS	$25,238	$27,618	$(2,380)	(8.6%)
TOTAL LOANS	$986,634	$939,293	$47,341	5.0%

NON-PERFORMING LOANS 2:
COMMERCIAL	$3,669	$1,354	$2,315	171.0%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$293	$3,455	$(3,162)	(91.5%)
CONSTRUCTION	$3,263	$5,654	$(2,391)	(42.3%)
HOME EQUITY	$710	$0	$710	NM
OTHER RESIDENTIAL	$138	$0	$138	NM
INSTALLMENT AND OTHER CONSUMER LOANS	$621	$310	$311	100.3%
TOTAL NON-PERFORMING LOANS	$8,694	$10,773	$(2,079)	(19.3%)

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE3	$763	$3,675	$(2,912)	(79.2%)
LOAN LOSS RESERVE TO LOANS	1.41%	1.25%	0.16%	12.8%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	1.60	x	1.09	x	0.51	x	46.8%
NON-PERFORMING LOANS TO TOTAL LOANS	0.88%	1.15%	(0.27%)	(23.5%)
TEXAS RATIO 4	6.11%	8.52%	(2.41%)	(28.3%)

TOTAL DEPOSITS	$1,138,906	$999,178	$139,728	14.0%
LOAN TO DEPOSIT RATIO	86.6%	94.0%	(7.4%)	(7.9%)
STOCKHOLDERS' EQUITY	$129,058	$115,968	$13,090	11.3%
BOOK VALUE PER SHARE	$24.25	$22.06	$2.19	9.9%
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS 5	9.60%	9.78%	(0.18%)	(1.8%)
TOTAL RISK BASED CAPITAL RATIO-BANK 6	12.6%	12.2%	0.4%	3.3%
TOTAL RISK BASED CAPITAL RATIO-BANCORP6	13.0%	12.8%	0.2%	1.6%

1 Net interest income is annualized by dividing actual number of days in the period times 360 days.
2 Excludes accruing troubled-debt restructured loans of $1.5 million and $908 thousand at June 30, 2011 and 2010, respectively. Excludes purchased-credit impaired (PCI) loans that have not experienced credit quality deterioration post-acquisition with a carrying value of $7.2 million at June 30, 2011 and zero at June 30, 2010. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
3 Excludes purchased-credit impaired loans.
4 (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
5 Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.  Tangible assets exclude core deposit intangibles totaling $707 thousand at June 30, 2011 and zero at June 30, 2010.
6 Current period estimated.

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENTS OF CONDITION
at June 30, 2011, March 31, 2011 and June 30, 2010

(in thousands, except share data; unaudited)	June 30, 2011	March 31, 2011	June 30, 2010

Assets
Cash and due from banks	$88,043	$109,850	$50,477
Short-term investments	22,116	19,110	18,706
Cash and cash equivalents	110,159	128,960	69,183

Investment securities
Held to maturity, at amortized cost	35,514	34,866	30,324
Available for sale (at fair value; amortized cost $164,731, $107,118 and $108,004 at June 30, 2011, March 31, 2011,and June 30, 2010, respectively)	167,406	108,726	111,781
Total investment securities	202,920	143,592	142,105

Loans, net of allowance for loan losses of $13,920, $13,069 and $11,773 at June 30, 2011, March 31, 2011 and June 30, 2010, respectively	972,714	965,881	927,520
Bank premises and equipment, net	9,280	8,750	8,047
Interest receivable and other assets	42,320	43,516	38,681

Total assets	$1,337,393	$1,290,699	$1,185,536

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$346,317	$313,599	$257,643
Interest bearing
Transaction accounts	133,429	119,331	98,375
Savings accounts	72,458	67,711	52,041
Money market accounts	403,782	393,867	382,277
CDARS® time accounts	31,674	31,670	81,463
Other time accounts	151,246	162,182	127,379
Total deposits	1,138,906	1,088,360	999,178

Federal Home Loan Bank borrowings	55,000	55,000	55,000
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	9,429	16,855	10,390

Total liabilities	1,208,335	1,165,215	1,069,568

Stockholders' Equity
Preferred stock, no par value, $1,000 per share liquidation preference
Authorized - 5,000,000 shares; none issued	---	---	---
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,321,227 shares, 5,307,247 shares and 5,256,174 shares at June 30, 2011, March 31, 2011 and June 30, 2010, respectively	56,265	55,898	54,420
Retained earnings	71,241	68,653	59,357
Accumulated other comprehensive income, net	1,552	933	2,191

Total stockholders' equity	129,058	125,484	115,968

Total liabilities and stockholders' equity	$1,337,393	$1,290,699	$1,185,536

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Six months ended
(in thousands, unaudited)	June 30, 2011	Mar. 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Interest income
Interest and fees on loans	$16,862	$15,900	$14,169	$32,762	$27,850
Interest on investment securities
Securities on U.S. Government agencies	745	733	885	1,478	1,613
Obligations of state and political subdivisions	303	302	285	605	571
Corporate debt securities and other	171	111	138	282	308
Interest on Federal funds sold and short-term investments	56	40	28	96	50
Total interest income	18,137	17,086	15,505	35,223	30,392

Interest expense
Interest on interest-bearing transaction accounts	48	38	26	86	49
Interest on savings accounts	25	29	27	54	52
Interest on money market accounts	341	337	729	678	1,526
Interest on CDARS® time accounts	48	94	233	142	442
Interest on other time accounts	315	358	377	673	731
Interest on borrowed funds	357	352	356	709	707
Total interest expense	1,134	1,208	1,748	2,342	3,507

Net interest income	17,003	15,878	13,757	32,881	26,885
Provision for loan losses	3,000	1,050	1,350	4,050	2,900
Net interest income after provision for loan losses	14,003	14,828	12,407	28,831	23,985

Non-interest income
Service charges on deposit accounts	468	443	463	911	909
Wealth Management and Trust Services	469	434	368	903	763
Other income	644	722	674	1,366	1,182
Total non-interest income	1,581	1,599	1,505	3,180	2,854

Non-interest expense
Salaries and related benefits	5,220	4,929	4,561	10,149	9,167
Occupancy and equipment	1,093	907	914	2,000	1,812
Depreciation and amortization	314	308	360	622	698
FDIC insurance	214	387	375	601	737
Data processing	909	582	485	1,491	931
Professional services	740	733	454	1,473	886
Other expense	1,508	1,284	1,442	2,792	2,582
Total non-interest expense	9,998	9,130	8,591	19,128	16,813
Income before provision for income taxes	5,586	7,297	5,321	12,883	10,026

Provision for income taxes	2,147	2,788	1,983	4,935	3,741
Net income	$3,439	$4,509	$3,338	$7,948	$6,285

Net income per common share:
Basic	$0.65	$0.85	$0.64	$1.50	$1.20
Diluted	$0.64	$0.84	$0.63	$1.48	$1.19

Weighted average shares used to compute net income per common share:
Basic	5,300	5,283	5,234	5,292	5,226
Diluted	5,385	5,366	5,308	5,376	5,302

Dividends declared per common share	$0.16	$0.16	$0.15	$0.32	$0.30

Average Statements of Condition and Analysis of Net Interest Income

	Three months ended			Three months ended			Three months ended
	June 30, 2011			March 31, 2011			June 30, 2010
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$89,952	$56	0.25%	$62,374	$40	0.26%	$31,457	$28	0.35%
Investment securities
U.S. Government agencies (2)	117,057	745	2.55%	92,172	733	3.18%	96,255	885	3.68%
Corporate CMOs and other (2)	16,401	171	4.17%	15,872	111	2.80%	12,586	138	4.39%
Obligations of state and political subdivisions (3)	34,986	460	5.26%	34,900	460	5.27%	30,347	433	5.71%
Loans and banker's acceptances (1) (3) (4)	979,550	16,955	6.85%	979,674	15,988	6.53%	932,468	14,236	6.04%
Total interest-earning assets (1)	1,237,946	18,387	5.88%	1,184,992	17,332	5.85%	1,103,113	15,720	5.64%
Cash and non-interest-bearing due from banks	45,133			42,378			31,192
Bank premises and equipment, net	8,971			8,468			7,994
Interest receivable and other assets, net	38,391			31,400			30,807
Total assets	$1,330,441			$1,267,238			$1,173,106
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$127,544	$48	0.15%	$115,067	$38	0.13%	$96,768	$26	0.11%
Savings accounts	69,357	25	0.14%	62,574	29	0.19%	50,954	27	0.21%
Money market accounts	395,159	341	0.35%	382,794	337	0.36%	386,755	729	0.76%
CDARS® time accounts	31,879	48	0.60%	54,432	94	0.70%	76,498	233	1.22%
Other time accounts	156,008	315	0.81%	157,631	358	0.92%	122,972	377	1.23%
FHLB fixed-rate advances	55,000	320	2.33%	58,934	316	2.17%	55,000	319	2.33%
Subordinated debenture (1)	5,000	37	2.93%	5,000	36	2.88%	5,000	37	2.93%
Total interest-bearing liabilities	839,947	1,134	0.54%	836,432	1,208	0.59%	793,947	1,748	0.88%
Demand accounts	346,469			298,075			256,211
Interest payable and other liabilities	16,062			8,635			8,622
Stockholders' equity	127,963			124,096			114,326
Total liabilities & stockholders' equity	$1,330,441			$1,267,238			$1,173,106
Tax-equivalent net interest income/margin (1)		$17,253	5.51%		$16,124	5.44%		$13,972	5.01%
Reported net interest income/margin (1)		$17,003	5.43%		$15,878	5.36%		$13,757	4.93%
Tax-equivalent net interest rate spread			5.34%			5.26%			4.76%

	Six months ended			Six months ended
	June 30, 2011			June 30, 2010
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$76,240	$96	0.25%	$29,122	$50	0.34%
Investment securities
U.S. Government agencies (2)	104,683	1,478	2.82%	88,602	1,613	3.64%
Corporate CMOs and other (2)	16,138	282	3.49%	13,365	308	4.61%
Obligations of state and political subdivisions (3)	34,943	921	5.27%	30,365	870	5.73%
Loans and banker's acceptances (1) (3) (4)	979,611	32,943	6.69%	925,599	27,978	6.01%
Total interest-earning assets (1)	1,211,615	35,720	5.86%	1,087,053	30,819	5.64%
Cash and non-interest-bearing due from banks	43,763			33,233
Bank premises and equipment, net	8,721			7,985
Interest receivable and other assets, net	34,915			30,410
Total assets	$1,299,014			$1,158,681
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$121,340	$86	0.14%	$93,714	$49	0.11%
Savings accounts	65,984	54	0.17%	49,768	52	0.21%
Money market accounts	389,011	678	0.35%	396,897	1,526	0.78%
CDARS® time accounts	43,093	142	0.66%	68,429	442	1.30%
Other time accounts	156,815	673	0.87%	117,984	731	1.25%
FHLB borrowings	56,956	636	2.25%	55,000	635	2.33%
Subordinated debenture (1)	5,000	73	2.90%	5,000	72	2.86%
Total interest-bearing liabilities	838,199	2,342	0.56%	786,792	3,507	0.90%
Demand accounts	322,406			250,694
Interest payable and other liabilities	12,369			8,427
Stockholders' equity	126,040			112,768
Total liabilities & stockholders' equity	$1,299,014			$1,158,681
Tax-equivalent net interest income/margin (1)		$33,378	5.48%		$27,312	5.00%
Reported net interest income/margin (1)		$32,881	5.40%		$26,885	4.92%
Tax-equivalent net interest rate spread			5.30%			4.74%

(1) Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
(2) Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected asa component of stockholders' equity.
(3) Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35percent.
(4) Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.